Exhibit (10)(c)(4)(a)

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT  (this “Amendment”), effective as of October 23, 2003, by and between ALLTEL Corporation, a Delaware corporation (the “Corporation”), and Francis X. Frantz (“Executive”), amends that certain Agreement, dated as of October 24, 1994, by and between the Corporation and Executive (the “Agreement”).

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.  Section 1(C) of the Agreement is hereby amended by deleting subsection (iv) in its entirety and changing subsection (iii) to read as follows:

(iii) The consummation of (A) a merger or consolidation of the Corporation, statutory share exchange, or other similar transaction with another corporation, partnership, or other entity or enterprise in which either the Corporation is not the surviving or continuing corporation or shares of common stock of the Corporation are to be converted into or exchanged for cash, securities other than common stock of the Corporation, or other property, (B) a sale or disposition of all or substantially all of the assets of the Corporation, or (C) the dissolution of the Corporation.

2.  Section 2 of the Agreement is hereby amended by deleting the first sentence of Section 2 in its entirety and substituting the following sentence therefor:

This Agreement shall become effective on the date hereof and, subject to the second sentence of this Section 2, shall continue in effect until the earliest of (i) a Date of Termination in accordance with Section 6 or the death of the Executive shall have occurred prior to a Change in Control, (ii) if a Payment Trigger shall have occurred during the term of this Agreement, the performance by the Corporation of all its obligations, and the satisfaction by the Corporation of all its obligations and liabilities, under this Agreement, (iii) December 31, 2007 if, as of December 31, 2007, a Change in Control shall not have occurred and be continuing, or (iv) in the event, as of December 31, 2007, a Change in Control shall have occurred and be continuing, either the expiration of such period thereafter within which a Payment Trigger does not or can not occur or the ensuing occurrence of a Payment Trigger and the performance by the Corporation of all of its obligations and liabilities under this Agreement.

3.  As amended hereby, the Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ALLTEL CORPORATION

By:	/s/ Scott T. Ford
Scott T. Ford
President and Chief Executive Officer

EXECUTIVE:

/s/ Francis X. Frantz
Francis X. Frantz